QuickLinks -- Click here to rapidly navigate through this document

SECURITIES PURCHASE AGREEMENT

    THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of this 11th day of June, 2001, by and among ImageX.com, Inc., a Washington corporation (the "Company"), and the investors named in the attached Schedule I (each, an "Investor," and collectively, the "Investors").

    WHEREAS, the Company desires to issue and sell to the Investors, severally and not jointly, and the Investors desire to acquire, severally and not jointly, from the Company shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), and warrants to purchase Common Stock (the "Warrants") (the Shares and the Warrants together, the "Securities") for the per share price of $1.17, for the aggregate consideration specified in Schedule I hereto (the "Purchase Price"), subject to the terms herein; and

    WHEREAS, the Company and the Investors desire to set forth certain matters to which they have agreed relating to the Securities.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I

ISSUANCE OF SECURITIES; CLOSING

    SECTION 1.1  Authorization of Securities.  Subject to the terms and conditions of this Agreement, the Company has authorized the issuance of the Securities pursuant to this Agreement.

    SECTION 1.2  Purchase and Sale of Securities.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company contained herein, each Investor agrees to purchase from the Company, and the Company agrees to sell to such Investor, on the Closing Date (as hereinafter defined) the aggregate number of Shares and Warrants set forth opposite such Investor's name on Schedule I. The Purchase Price for the Securities, of $1.17 per share, has been determined based on the average closing price of the Common Stock on The Nasdaq Stock Market ("Nasdaq") for the thirty (30) trading days ending on the fifth trading day before the Closing Date.

    SECTION 1.3  Closing; Delivery of the Securities at Closing.  The completion of the purchase and sale of the Securities (the "Closing") shall occur at 1 p.m. local time at the offices of Lane Powell Spears Lubersky LLP, 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98101, on the date of this Agreement, or at such other location, date and time as may be mutually agreed upon by the Company and the Investors purchasing a majority of the Securities (such date being referred to herein as the "Closing Date"). At the Closing, the Company shall deliver to each Investor one or more stock certificates representing the number of Shares set forth opposite such Investor's name on Schedule I hereto and a warrant agreement, substantially in the form attached as Exhibit A, with each such certificate and warrant agreement to be registered in the name of such Investor or, if so indicated on Schedule I hereto, in the name of a nominee designated by such Investor.

    SECTION 1.4  Conditions of the Company's Obligations at Closing.  The Company's obligation to issue the Securities to each Investor shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of a certified or official bank check or wire transfer of funds in the full amount of the purchase price for the Shares being purchased hereunder by such Investor at or prior to the Closing Date; (b) the accuracy of the representations and warranties made by such Investor as of the date hereof and on the Closing Date and the fulfillment of those undertakings of such Investor to be fulfilled prior to the Closing; and (c) the Securities to be issued to Investors are not equal to or greater than twenty (20) percent of the issued and outstanding shares of the Company's Common Stock immediately prior to the issuance of the Shares to Investors.

    SECTION 1.5  Conditions of the Investors' Obligations at Closing.  Each Investor's obligation to purchase the Securities shall be subject to the following conditions, any one or more of which may be waived by such Investor: (a) the accuracy of the representations and warranties of the Company as of the date hereof and on the Closing Date; (b) the Investors shall have received an opinion of Lane Powell Spears Lubersky LLP, counsel for the Company, substantially in the form of Exhibit B hereto; (c) the Company shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, except for the failure to receive consents and waivers, which in the aggregate, would not have a material adverse effect on the Company, taken as a whole; and (d) with respect to the Closing only, the Company shall have delivered to each Investor a certificate of the Company dated the Closing Date, and executed by its Chief Financial Officer, certifying the satisfaction of the conditions specified in subsections (a) and (c) of this Section 1.5.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to each Investor as of the date of this Agreement, except as set forth in the Schedule of Exceptions (the "Schedule of Exceptions") attached to this Agreement as Exhibit C (the sections of which Schedule of Exceptions contain exceptions to and qualifications of the representations and warranties of the Company set forth in the corresponding sections of this Agreement, only to the extent that it is reasonably apparent from the description of such exceptions and qualifications that they reasonably relate to such other sections of this Agreement), as follows:

    SECTION 2.1  Organization and Standing of the Company.  The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Washington, and the Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.

    SECTION 2.2  Capitalization.

    (a)  Authorized.  The Company's authorized capital stock consists of a total of 70,000,000 shares of Common Stock, $0.01 par value per share, and a total of 30,000,000 shares of preferred stock of the Company, $0.01 par value per share ("Preferred Stock").

    (b)  Issued and Outstanding.  As of June 11, 2001, of the authorized shares of Common Stock, 26,513,282 shares of Common Stock were issued and outstanding. Of the authorized shares of Preferred Stock, none are issued and outstanding. All such outstanding shares are validly issued, fully paid, and non-assessable.

    (c)  Options, Warrants, Reserved Shares.  The Company has reserved 769,231 shares of its Common Stock for possible issuance upon the conversion of the Warrants pursuant to the Warrant granted to the Investors on even date herewith.

    SECTION 2.3  Validity of this Agreement.  All corporate action on the part of the Company, its officers and its directors necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement and the authorization, issuance, reservation for issuance and delivery of the Securities being sold under this Agreement has been taken or will be taken prior to the Closing. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder and the issuance, sale, and delivery of the Securities, will not (i) conflict with, or result in any breach of any of the terms of, or constitute a default under, the articles of incorporation or bylaws of the Company; or (ii) result in the creation of any lien, charge or encumbrance upon any of the Company's properties or assets, nor conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any agreement, instrument, covenant, or other restriction or arrangement to which the Company is a party or by which it or any of its properties or assets is bound, except where such lien, charge, encumbrance, conflict, breach or default would not have a material adverse effect on the business, financial condition, properties, operations or results of operations of the Company.

    SECTION 2.4  Governmental Consents, etc.  Except for registrations and authorizations contemplated by Article IV of this Agreement, no consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any foreign, federal, state or local governmental authority on the part of the Company (collectively, "Governmental Consents") are required in connection with the consummation of the transactions contemplated herein or performance of the Company's obligations hereunder, and all Governmental Consents shall have been obtained prior to and be effective as of the Closing.

    SECTION 2.5  Valid Issuance of Securities.  The Securities, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

    SECTION 2.6  SEC Documents.  The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the "SEC Documents"). The Company has delivered or made available to the Investors true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder as well as other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.

    SECTION 2.7  State Securities Laws.  All notices, filings, registrations, or qualifications under state securities or "blue sky" laws, which are required in connection with the offer, issuance, sale and delivery of the Securities pursuant to this Agreement, have been, or will be, completed by the Company.

    SECTION 2.8  Compliance.  The Company is not in any violation, breach, default, modification or termination of any term of its charter document or its bylaws or any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon it, which such violation, breach, default, modification or termination, individually or in the aggregate, would have a material adverse effect on the business, financial condition, properties, operations or results of operations of the Company.

    SECTION 2.9  Nasdaq Compliance.  The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act and listed on Nasdaq, and the Company has not been contacted by the National Association of Securities Dealers, Inc. ("NASD"), either orally or in writing, concerning potential delisting of the Common Stock from the NASDAQ National Market System.

    SECTION 2.10  Changes.  Included in the Form 10-Q most recently filed by the Company with the SEC is the Company's unaudited balance sheet as of March 31, 2001 (the "Balance Sheet Date").

Except as set forth in Part 2.10 of the Schedule of Exceptions, since the Balance Sheet Date, there has occurred no event which has had or will have a material adverse effect on the Company's current or future business prospects; provided that each of the following shall not be deemed to be a material adverse effect: (i) changes in the Company's stock price or trading volume of the Company's Common Stock; (ii) failure of the Company to meet revenue or earnings predictions or expectations as forecast by analysts for any period ending after December 31, 2000; or (iii) changes affecting the industry in which the Company operates or the U.S. economy as a whole. Further, since the Balance Sheet Date, except as disclosed in Part 2.10 of the Schedule of Exceptions, the Company has not (a) mortgaged, pledged or subjected to a lien any of its material assets, tangible or intangible, (b) sold, transferred or leased a material portion of its assets, (c) cancelled or compromised any material debt or claim, or waived or released any right, of material value, (d) suffered any physical damage, destruction or loss (whether or not covered by insurance) having a material effect, (e) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding Equity Securities, or (f) suffered or experienced any material adverse change or loss in its business; provided that each of the following shall not be deemed to be a material adverse change or loss: (i) changes in the Company's stock price or trading volume of the Company's Common Stock; (ii) failure of the Company to meet revenue or earnings predictions as forecast by analysts for any period ending after December 31, 2000; or (iii) changes affecting the industry in which the Company operates or the U.S. economy as a whole.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTORS

    Each Investor, severally and not jointly, hereby acknowledges, represents, warrants and agrees as follows:

    SECTION 3.1  Investor Representations.  The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an "accredited investor" as defined in Regulation D under the Securities Act of 1933 (the "Securities Act") and the Investor is also knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in comparable companies, and has had the opportunity to discuss the Company's business and financial affairs with directors, officers and management of the Company and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares. The Investor understands that the transferability of the Shares is restricted, and that such restrictions will be reflected in an appropriate legend on any instruments representing the Shares. The Investor recognizes that an investment in the Company involves certain risks and has taken full cognizance of, and understands all of, the risks related to the purchase of the Shares. It further acknowledges and understands that no federal or state agency has made any recommendation or endorsement of the Shares or any finding or determination as to the fairness of the investment therein.

    SECTION 3.2  Authority of Investor; Validity of this Agreement.  The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles.

    SECTION 3.3  Investment Decision by Investor.  The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

    SECTION 3.4  Residence.  If the Investor is an individual, then the Investor resides in the state or province identified in the address of the Investor set forth on Schedule I; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of the investor in which its investment decision was made is located at the address or addresses of the Investor set forth on Schedule I.

    SECTION 3.5  Confidentiality.  Each Investor acknowledges that the Company is a public company and that it intends to furnish certain information to the Investor that may include "material nonpublic information" within the meaning of the federal securities laws. In consideration of the Company's disclosure to Investor of the information, and to allow the Company to fulfill its obligations under Regulation FD promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each Investor agrees that, until the information is publicly disclosed by the Company, it will keep the information confidential and that the information will not, without the prior written consent of the Company, be disclosed by the Investor or by its officers, directors, partners, employees, agents, or representatives (collectively, "Representatives") in any manner whatsoever, in whole or in part. Moreover, each Investor agrees to transmit the information only to such of its Representatives who need to know the information, who are informed of this Agreement and who agree to be bound by the terms hereof as if a party hereto. In any event, each Investor shall be fully liable for any breach of this Section 3.5 by its Representatives.

ARTICLE IV

REGISTRATION RIGHTS

    SECTION 4.1  Registration of Shares.

    (a) In order to cause the Shares then held by each Investor, and to cause Common Stock purchased upon exercise of the Warrants (the "Warrant Shares," and together with the Shares, the "Registrable Securities"), to be registered under the Securities Act so as to permit the sale thereof as set forth in this Section 4.1, the Company shall use its best efforts to prepare and file with the SEC on the Closing Date, a registration statement in such form as is then available under the Securities Act (the "Registration Statement"); provided, however, that each Investor shall provide all such information and materials and take all such action as may be required or reasonably requested in order to permit the Company to comply with all applicable requirements of the Securities Act, the Exchange Act, the NASD and Nasdaq and to obtain the desired acceleration of the effective date of the Registration Statement, such provision of information and materials to be a condition precedent to the obligations of the Company pursuant to this Section 4.1 to register the Registrable Securities held by such Investor. The offerings made pursuant to the Registration Statement shall not be underwritten.

    (b) Subject to Sections 4.2 and 4.3 hereof, the Company shall (i) prepare and file with the SEC the Registration Statement in accordance with Section 4.1 hereof with respect to the Registrable Securities and shall use its best efforts to cause the Registration Statement to become effective as soon as possible after the Registration Statement is filed with the SEC; (ii) request acceleration of effectiveness of the Registration Statement within three days after confirmation that the Registration Statement will not be subject to SEC review; (iii) subject to Sections 4.2 and 4.3 below, keep the Registration Statement current at all times until the earlier of (A) four (4) years from the effective date of the Registration Statement, or (B) the date on which all the Registrable Securities included within the Registration Statement may be sold pursuant to an exemption from registration under the Securities Act; (iv) prepare and file with the SEC such amendments to the Registration Statement and amendments or supplements to the prospectuses used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of the Registrable Securities registered by the Registration Statement; (v) furnish to each Investor such number of copies of any prospectuses (including any preliminary prospectus and any amended, combined or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Investor may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while the Company shall be required under the provisions hereof to cause the Registration Statement to remain effective; and (vi) notify each Investor, promptly after it shall receive notice thereof, of the date and time the Registration Statement and each post-effective amendment to such Registration Statement becomes effective or a supplement to any prospectus forming a part of such Registration Statement has been filed.

    SECTION 4.2  Transfer of Securities; Delayed Filing; Suspension.  Each Investor agrees that it will not effect any disposition of the Securities or its right to purchase the Securities that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement referred to in Section 4.1, and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Investor or its plan of distribution of the Securities. Following effectiveness of the Registration Statement, the Company may require each Investor participating in the Registration Statement to furnish to the Company such information regarding the Investor and the distribution of the Securities by such Investor as the Company may from time to time reasonably require for inclusion in the Registration Statement, and the Company may exclude from such Registration Statement the Securities of any Investor that fails to furnish such information.

    SECTION 4.3  Holdback Period.  The Investors shall, upon receipt by them of any written notice from the Company that any fact or event exists as a result of which the Registration Statement, the prospectus included therein, or any document incorporated therein by reference contains or may contain any untrue statement of material fact or omits or may omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, discontinue any disposition of any of the Company Shares in a manner requiring delivery of the prospectus included in the Registration Statement until (i) the Investor has received copies of the supplemented or amended prospectus contemplated by Section 4.1(b), or the Investor has received written advice from the Company that the use of the prospectus contained in the Registration Statement may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in such prospectus, and, if so directed by Company, Investors will deliver to Company (at Company's expense) all copies, other than permanent file copies then in such Investor's possession, of the prospectus covering the Company Shares current at the time of receipt of such notice. The period from and including the date of the giving of such notice to and including the date when each Investor shall have either received copies of the supplemented or amended prospectus or received advice from Company that the use of the prospectus contained in the Registration Statement may be resumed is referred to as the "Holdback Period." Company agrees to use all reasonable efforts to minimize the duration and frequency of any Holdback Period hereunder to the extent consistent with Company's financial, strategic, and other business priorities.

    SECTION 4.4  Expenses.  All of the out-of-pocket expenses incurred by the Company in complying with its obligations under this Article IV in connection with the registration of the Registrable Securities, including, without limitation, all SEC, Nasdaq and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants shall be paid by the Company. The Company shall not be responsible to pay any legal fees for any Investor or any selling expenses of any Investor (including, without limitation, any broker's fees or commissions, including underwriter commissions).

    SECTION 4.5  Indemnification.  In the event of any offering registered pursuant to this Article IV:

      (a) The Company agrees to indemnify and hold harmless each Investor whose Registrable Securities are included in the Registration Statement, each of its officers, directors and partners and each person controlling such Investor within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which such Investor, or any such officer, director, partner or controlling person may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and the Company will reimburse each such Investor and each of its officers, directors and partners and each person controlling such Investor, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or liability; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Investor specifically for use in the preparation of the Registration Statement, (ii) the failure of such Investor to comply with the covenants and agreements applicable to such Investor contained in Section 4.2, or (iii) any untrue statement or omission made in any prospectus and corrected in an amended prospectus that was delivered to such Investor on a timely basis.

      (b) Each Investor whose Registrable Securities are included in the Registration Statement agrees to indemnify and hold harmless the Company, each of its officers and directors and each person controlling the Company within the meaning of Section 15 of the Securities Act from and against any losses, claims, damages or liabilities to which the Company, or any such officer, director or controlling person may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) the failure by such Investor to comply with the covenants and agreements applicable to such Investor contained in Section 4.2 respecting the sale of the Securities, unless such failure occurs as a result of Investor's reasonable reliance on the written guidance, advice or direction of the Company, or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Investor specifically for use in the preparation of the Registration Statement, and such Investor will reimburse the Company and each of its officers, directors or controlling persons, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or liability; provided, however, that any indemnification obligations of such Investor pursuant to this Section 4.5 shall be limited, in the aggregate, to the aggregate net proceeds received by such Investor as a result of the sale of its Securities under the Registration Statement.

      (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 4.5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 4.5 (except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend such action) or from any liability otherwise than under this Section 4.5. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

      (d) If the indemnification provided for in this Section 4.5 is held by a court of competent jurisdiction to be unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Investors on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement or omission, whether the untrue statement or omission relates to information supplied by the Company on the one hand or an Investor on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any reasonable legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Investor shall be required to contribute any amount in excess of the amount by which the net amount received by such Investor from the sale of the Securities to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

      (e) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 4.5, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 4.5 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act.

    SECTION 4.6  Listing.  The Company shall take the necessary steps to comply in all material respects with the requirements of Nasdaq with respect to the issuance of the Shares and the listing thereof.

    SECTION 4.7  Transferability.  The rights in this Article IV may not be transferred or assigned without the prior written consent of the Company.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

    SECTION 5.1  Survival.  Notwithstanding any examination made by or on behalf of any party hereto, the knowledge of any party or the acceptance by any party of any certificate or opinion, the representations and warranties of the Company contained in Article II and of each Investor contained in Article III shall survive the Closing for a period of one year following the Closing, provided, however, that such representations and warranties need only be accurate as of the date made; and each covenant contained herein shall survive the Closing.

    SECTION 5.2  Indemnification.

    (a) The Company shall indemnify each Investor, its stockholders, partners, officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and expenses) which may be suffered or incurred by any of them as a result of a breach of any representation or warranty made by the Company in Article II of this Agreement.

    (b) Each Investor agrees to indemnify the Company and its stockholders, officers, directors, employees, agents and representatives against any damages, claims, losses, liabilities and expenses (including reasonable counsel fees and other expenses) which may be suffered or incurred by it as a result of any breach of any representation or covenant made by such Investor in Article III of this Agreement; provided, however, that any indemnification obligations of such Investor pursuant to this Agreement shall be limited, in the aggregate, to the net proceeds received by such Investor as a result of the sale of its Securities under the Registration Statement or pursuant to an exemption from registration under the Securities Act.

    (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 5.2, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing of the occurrence of the facts and circumstances giving rise to such claim. The failure of any person to deliver the notice required by this Section 5.2(c) shall not in any way affect the indemnifying party's indemnification obligations hereunder except and only to the extent that the indemnifying party is actually prejudiced thereby. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel or pay its own expenses. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceedings (including any impleaded parties) include both the indemnifying party and the indemnified party and representations of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld) but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

    (d) Any claim for indemnification pursuant to Sections 5.2(a) or (b) must be made on or before one year following Closing Date.

ARTICLE VI

MISCELLANEOUS

    SECTION 6.1  Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party designated by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to an Investor:	The address specified for such Investor on Schedule I.
If to the Company:	ImageX.com, Inc. 10210 N.E. Points Drive, Suite 200 Kirkland, WA 98033 Attention: General Counsel Facsimile: (425) 576-6560
With a copy to:	Lane Powell Spears Lubersky LLP 1420 Fifth Avenue, Suite 4100 Seattle, WA 98101 Attention: Michael E. Morgan Facsimile: (206) 223-7107

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (ii) if by telex, telecopy or facsimile transmission, one (1) day after the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; or (iv) if sent by registered mail, on the 5th business day following the day such mailing is made.

    SECTION 6.2  Entire Agreement.  This Agreement, including exhibits, or other documents referred to herein or that specifically indicate that they were delivered to the Investors in connection with this Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

    SECTION 6.3  Amendments.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure therefrom granted, only by written consent of the Company and the Investors holding at least 50% of the Shares then held by all Investors. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given, and shall not constitute a continuing waiver or consent.

    SECTION 6.4  Assignment.  The rights and obligations under this Agreement may not be assigned by any party hereto without the prior written consent of the Company and the Investors holding in the aggregate at least 50% of the Shares then held by all Investors, which consent shall not be unreasonably withheld, except that an Investor may transfer its rights and obligations to an "affiliate" (as such term is defined under Rule 144 of the Securities Act) of such Investor, provided that any such transferee agrees in writing to assume all of the obligations and liabilities of its transferor hereunder and agrees itself to be bound hereby all in accordance with and pursuant to a duly executed written instrument in a form reasonably satisfactory to the Company.

    SECTION 6.5  Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

    SECTION 6.6  Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the state of Washington, without giving effect to the conflict of laws principles thereof.

    SECTION 6.7  Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

    SECTION 6.8  Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or constructions of, any of the terms or provisions hereof.

    SECTION 6.9  No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

    SECTION 6.10  Expenses.  Except as provided in Section 4.3, Section 4.4 or Section 5.2, each party to this Agreement shall bear all expenses incurred in connection with this Agreement, except that the Company shall pay the reasonable fees and expenses of Morrison & Foerster LLP, the counsel for the Investors, incurred with respect to the negotiation and execution of this Agreement, provided that such fees and expenses do not exceed $40,000.

    SECTION 6.11  Brokers.  Each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on the other. Each of the parties hereto agrees to indemnify and hold the other harmless from any claim or demand for a commission or for other compensation made by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

    SECTION 6.12  Public Announcements.  The Company, on the one hand, and the Investors, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any disclosure obligations of the SEC or Nasdaq.

    SECTION 6.13  Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    SECTION 6.14  Further Assistance.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Company and each Investor will take such further action as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under Article IV or V).

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

IMAGEX.COM, INC.
By:	/s/ ROBIN L. KRUEGER Name: Robin L. Krueger Title: Chief Financial Officer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

ALTA CALIFORNIA PARTNERS II, L.P. By: Alta California Management Partners II, LLC
By:	/s/ DANIEL JANNEY Member
ALTA EMBARCADERO PARTNERS II, LLC
By:	/s/ ELAINE WALKER Member

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

ACORN VENTURES IX, LLC
By:	/s/ RUFUS LUMRY Name: Rufus Lumry Title: President of Acorn Ventures, Inc., Manager of Acorn Ventures IX, LLC

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

ALCYON S.A. By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

ATHENA VENTURES LTD By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

DB ALEX BROWN INC. CUSTODIAN FOR THE BENEFIT OF ANNE MARIE BUGGE IRA By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

ROBERT C. BUTLER By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

DB ALEX BROWN INC. CUSTODIAN FOR THE BENEFIT OF CHAPMAN B. COX R-IRA By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

CHAPMAN B. COX, TRUSTEE SYLVIA R. JEFFERSON TRUST By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

HUGH A. D'ANDRADE By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

MARK R. DUKAS By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

EMONT S.A. By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

GUARANTEE & TRUST CO. TRUSTEE FOR THE BENEFIT OF JAMES FITZPATRICK PSP DATED 10/5/89 c/o DB Alex Brown Inc. By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

JUGGERS PTTY LTD—YES ACCOUNT RALPH WARD AMBLER By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

JOANN J. MCLAUCHLAN By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

DB ALEX BROWN INC. CUSTODIAN FOR THE BENEFIT OF BARBARA F. WALLACE IRA By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

STROLLER TOD WHITE & LINDA WHITE, TRUSTEES T&L WHITE REVOCABLE TRUST DATED 5/11/98 By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

DB ALEX BROWN INC. CUSTODIAN FOR THE BENEFIT OF W. DOUGLAS WELLER R-IRA By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

NANCYE ALLEN FITZPATRICK By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

CONSTANCE J. FITZPATRICK & R. HUGH A. FITZPATRICK JTWROS By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

    IN WITNESS WHEREOF, the Company and the Investors have executed this Securities Purchase Agreement as of the day and year first above written.

W. H. REAVES & COMPANY FOR THE BENFIT OF WILLIAM H. REAVES By Princeton Capital Management, Inc., Attorney-in-Fact
By:	/s/ ANN ELMES Ann Elmes Secretary and Treasurer

QuickLinks

SECURITIES PURCHASE AGREEMENT
ARTICLE I ISSUANCE OF SECURITIES; CLOSING
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTORS
ARTICLE IV REGISTRATION RIGHTS
ARTICLE V SURVIVAL AND INDEMNIFICATION
ARTICLE VI MISCELLANEOUS